EXHIBIT 99.1

  Legend International Holdings Announces Further Phosphate Interests
             in the Georgina Basin in Queensland, Australia

    MELBOURNE, Australia--(BUSINESS WIRE)--Dec. 28, 2007--Legend
International Holdings, Inc (OTCBB:LGDI) (a Delaware Corporation) with projects in Queensland and the Northern Territory of Australia, announces that it has entered into an agreement to earn an 80% interest in phosphate deposits on three tenement blocks in Queensland, Australia. This consolidates Legend's phosphate holdings in the Georgina Basin in Queensland, Australia.

    Legend's main focus is the Lady Annie and Lady Jane projects where previous detailed drilling has delineated historical phosphate deposits with a completed economic feasibility study.

    Legend entered into a farm-in and joint venture heads of agreement with King Eagle Resources Pty Limited on December 7, 2007 pursuant to which Legend can earn an 80% interest in phosphate on three tenement blocks named Quita Creek, Highland Plains and Lily and Sherrin creek by spending $3 million on phosphate exploration over five years. Legend has no rights to any other minerals on the three tenement blocks.

    The table below lists tonnes and grade of the historical mineralization estimates for the prospects within previous Legend tenements and those covered by the joint venture heads of agreement with King Eagle Resources Pty Limited (Italics).

                   Tonnes
PROSPECT         (Millions)    %P2O5
---------------- ----------- ---------
(1)D Tree                450      15.9
---------------- ----------- ---------
(2)Lady Annie            293      16.6
---------------- ----------- ---------
(2)Lady Jane             193      17.6
---------------- ----------- ---------
(2)Thorntonia             47      18.1
---------------- ----------- ---------
(2)Lily Creek            191      14.9
---------------- ----------- ---------
(2)Quita Creek            30      7.42
---------------- ----------- ---------
(2)Sherrin Creek         175      16.5
---------------- ----------- ---------
(2)Highland
 Plains                   84      13.4
---------------- ----------- ---------
TOTAL                  1,463      16.0
---------------- ----------- ---------

    (1) Howard, P.F, 1986 ' The D-Tree phosphate deposit, Georgina Basin, Australia' in Phosphate Deposits of the World - Volume 1:
Proterozoic and Cambrian phosphorates, Edited by P.J. Cook and J.H. Shergold, p556, Cambridge University Press, 1986.

    (2) Queensland Government Department of Mines & Energy Public
Information (A Summary of Major Mineral Resources, Mines and Projects, 2nd Edition).

    All phosphate landholdings are located in the Georgina Basin of Queensland, Australia, totaling more than 40,000 square acres. Each project hosts a known and well documented, deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986).

    The total historic phosphate deposits reported on these landholdings by previous holders WMC Resources Limited (which is now part of the BHP Billiton group), Broken Hill South Limited and
International Minerals and Chemical Corp is 1463 million tonnes at an average grade of 16.0% P2O5.

    Phosphate rock prices have increased substantially in the past 24 months due to increased world demand, improved diet (requiring more fertilizer - the primary use of phosphate rock) and shortage of good quality ore to meet increased world demand particularly in China, India and Latin America.

    About Legend International Holdings Inc

    Legend International Holdings, Inc (OTCBB:LGDI) is a Delaware corporation principally engaged in exploration and resource development activities. The Company's exploration licences include approximately 5.2 million acres in Queensland and the Northern
Territory, Australia. For further information please visit our website at www.lgdi.net.

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2006 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

    CONTACT: Legend International Holdings Inc
             Mr. Joseph Gutnick, +011 613 8532 2866
             Chief Executive Officer
             Fax: +011 613 8532 2805
             josephg@axisc.com.au